THIS CONTRACT FOR SALE OF OIL & GAS LEASEHOLD ESTATE made and entered into this 14 day of NOVEMBER, 2011, by and between **King's Oil, LLC.**, whose address is 45 Lee Lane, Wilmington, OH.45177, and **TN-K Energy Group, Inc.**, whose address is 649 Sparta Hwy #102, Crossville, TN. 38555, **SELLERS**, on one hand; and **K & K Acquisitions, LLC.**, it successors or assigns, whose address is P.O. Box 894, Palmer, TX. 75152, **BUYER**, on the other hand.

WITNESSETH:

For TEN DOLLARS and other valuable consideration, SELLER does hereby agree to assign, sell and convey to BUYER, and BUYER does hereby agree to purchase from SELLER the following described Oil and Gas Leasehold interests and estates, all and/or 100% of all available working and/or operating interests relating to the said leasehold interests, save and except 5% to be held by TN-K Energy Group, Inc., together with all improvements and appurtenances thereto, more particularly described in Exhibit "A" attached hereto (hereinafter referred to as "Title of Leasehold Estate"), and Exhibit "B" attached hereto under the following terms and conditions:

1. **Purchase Price:**

The Purchase Price for the Leasehold Estate, all and/or 100% of all working and/or operating interests, and related property as set forth herein shall be the sum of **NINE HUNDRED and TEN THOUSAND and 00/100 DOLLARS** ($910,000.00), which sum is payable as follows:

a. TEN THOUSAND and 00/100 DOLLARS ($10,000.00) Earnest Money Deposit. To be deposited in an Escrow account with John Officer by close of business day November 15, 2011. To be credited towards purchase price at closing.

b. At closing, NINE HUNDRED THOUSAND and 00/100 DOLLARS

2. **Special Conditions:**

a. SELLER agrees to assign, sell and covey to BUYER good and marketable title to the Leasehold Estate and all and/or 100% of the working and/or operating interests relating to the Leasehold Estate. Further, SELLER represents and warrants to BUYER that SELLER owns and holds good title to all and/or 100% of the working and/or operating interests relating to the Leasehold Estate and can convey/assign the same to BUYER. The transfer of the aforementioned Leasehold Estate and all Working Interests relating thereto shall be assigned and conveyed free and clear of any or all encumbrances, liens, debts and/or claims of any kind.

Further, SELLER warrants and represents to BUYER that the said Leasehold Estate is in full force and effect and that all acreage thereunder or related thereto is held by production of oil and gas and/or other hydrocarbons. Further, SELLER warrants and represents that no defaults exist relating to the Leasehold Estate and that no claims and/or allegations of breach of the Leasehold Estate exist and/or are known by the SELLER.

b. SELLER shall furnish to BUYER upon the execution of this Contract, all title opinions in its possession concerning the Leasehold Estate subject to this Contract, all production, drilling, geological, engineering, well logs, reports, etc. involving this Leasehold Estate, and (ii) all title documents in its possession relating to the Leasehold Estate and the working and/or operating interests related thereto.

c. SELLER further represents that the Leasehold Estate is in good standing with the State of Tennessee, concerning well bonding permits and flow line maps for all wells being part of the assignment of the leasehold estate.

d. Any and all oil remaining in the tanks of the Leasehold Estate as of the date of the execution of this Contract will belong to and be delivered to BUYER at closing, save and except one bobtail load of 110 Bbls, or less, already scheduled for pick up as of November 14, 2011.

e. SELLER also sells, assigns, and conveys to BUYER all of their interest in all well equipment, tanks, pumps, rods and tubes in the ground and fixtures located on the Leasehold Estate, related to the well sites and Leasehold Estate.

3. **Closing:**

The Sale of the Leasehold Estate and other interests and property herein shall close on or before November 30, 2011. However, in the event this agreement does not close on or before November 30, 2011, the BUYER has a onetime option to pay an additional $15,000 to extend the closing date 5 days. The $15,000 extension payment shall be credited towards the purchase price at closing. Closing to take place at a location agreed upon by the BUYER and SELLER. At the Closing SELLER will deliver an executed Assignment and Bill of Sale to the Leasehold Estate, all and/or 100% of all working and/or operating interests related thereto, and all other property agreed to be sold hereunder. All earnest money is non-refundable, except that if (i) SELLER is unable to assign and convey (a) title as required under Section 2 above; and (b) all and/or 100% of the working and/or operating interests related to the Leasehold Estate; (ii) the Leasehold Estate is not in full force and effect and/or is not held by production; or (iii) default(s) and/or breach(es) exist relating to the Leasehold Estate, then BUYER shall have the right to terminate this contract and receive a refund of any and all earnest money paid hereunder, after which BUYER shall have no further liability to the SELLER whatsoever. BUYER can enforce specific performance of this contract.

4. **Closing Costs:**

BUYER has agreed to pay all costs related to the closing of this purchase agreement. Any cost to review title shall be at BUYER's expense, however, SELLER shall bear the cost to remove any encumbrance to the title that prevents SELLER to convey title as required herein to BUYER for all property.

5. **Proration:**

SELLER is responsible for the payment of all personal property taxes relating to any and all oil produced from the Leasehold Estate prior to November 1, 2011.

6. **Entire Agreement:**

BUYER and SELLER have read the entire contents of this Contract, agree that all terms and conditions pertinent hereto are included in this writing and agree that no verbal agreements or understandings of any kind shall be binding upon the Parties.

7. **Successors:**

This Agreement is binding upon the Successor or Assigns of the Parties. BUYER can assign its interest in this Contract. SELLER warrants that it has complied with the Laws of the State of Tennessee and is in good standing, and further has full authority to sell and transfer the Leasehold Estate and other interests hereunder.

EXECUTED this 14 day of November, 2011.

SELLERS

King's Oil, LLC
45 Lee Ln.
Wilmington, OH. 45177

By: ____________________
Delmos King, Jr.

TN-K Energy Group, Inc.
649 Sparta Hwy #102
Crossville, TN. 38555

By: ____________________
Kenny Page

BUYER

K & K Acquisitions, LLC
P.O. Box 894
Palmer, TX. 75152

By: ____________________
Kevin Harper

Exhibit "B"

- 100% of Well #11 and Well #13 will be transferred to BUYER at the time of closing. Save and Except 10% will be held by TN-K Energy Group, Inc.

- BUYER must treat well #10 and well #13 within 30 days of closing said contract. Buyer will also assume all costs associated with treating well #10 and well #13 except for the interest holder's participation costs

- Once the Buyers Investment cost of $850,000 is recuperated, TN-K Energy will receive an additional 5% ORRI in addition to the 5% received at closing. Excluding wells #11 and #13. Gross amount of the Buyers monthly check will be applied to the $850,000 Investment cost, minus ad valorem taxes. Expenses may not be charged against the monthly credit to the said Investment. Any and all royalties from future development must be applied to the recuperation of the initial investment of $850,000

- All Assignments will be effective November 1, 2011